RAIT Financial Trust
Cira Centre
2929 Arch Street, 17th Floor
Philadelphia, PA 19104

VIA HAND DELIVERY

February 22, 2009

Daniel G. Cohen
c/o RAIT Financial Trust
Cira Centre
2929 Arch Street, 17th Floor
Philadelphia, PA 19104

Re: Termination of Employment

Dear Daniel,

The purpose of this letter is to memorialize our mutual understanding relating to the termination of your employment with RAIT Financial Trust (“RAIT”). Specifically, effective as of February 22, 2009 (the “Termination Date”), you will resign from your position as RAIT’s Chief Executive Officer and terminate your employment with RAIT. You will, however, continue as a member of RAIT’s Board of Trustees.

Since your employment is terminating on account of your voluntary resignation, following your Termination Date you will receive:

•	a single sum cash payment, less applicable tax withholdings, of your accrued, but unpaid, annual base salary through your Termination Date, which will be paid to you by RAIT’s next regularly scheduled pay date that occurs after your Termination Date.

•	payment of any bonus, less applicable tax withholdings, that you earned under RAIT’s 2008 Cash Award Program, which will be paid to you at the same time that any bonuses are paid to other participants in the program, which will be no later than March 15, 2009. The amount of any bonus will be determined by RAIT’s Compensation Committee in accordance with the terms and conditions of the program, and based on the attainment of the relevant performance goals.

•	any accrued and vested benefits under RAIT’s benefit plans in which you participated prior to your Termination Date, other than severance benefits, in accordance with the terms and conditions of such plans.

RAIT confirms its indemnification obligations to you under the Indemnification Agreement among yourself and RAIT, RAIT Limited, Inc., RAIT General, Inc. and RAIT Partnership, L.P. dated as of December 11, 2006. Your Employment Agreement, dated as of June 8, 2006, as amended pursuant to Amendment 2008-1, dated as of December 15, 2008, (collectively, the “Employment Agreement”), will terminate as of your Termination Date, and RAIT will have no further obligations to you under the Employment Agreement and you will have no further obligations to RAIT under the Employment Agreement, except that your covenant to keep confidential Confidential Company Information (as defined in the Employment Agreement) as provided in Section 6 of your Employment Agreement, as well as RAIT’s rights to enforce such covenant, will continue to apply following your Termination Date. RAIT waives the requirement in Section 5.1(b) of the Employment Agreement that you give 30 days’ written notice of your termination of employment. In accordance with the terms of the Restricted Share Award Agreement dated as of June 29, 2006 between you and Taberna Realty Finance Trust, the restrictions on the remaining 50,545 RAIT common shares still subject to restriction thereunder shall continue to lapse. To compensate you for your continued service to RAIT as a trustee, you shall receive compensation set by RAIT’s Compensation Committee from time to time. Except as described in this letter, you will not be entitled to receive any other compensation or benefits as a result of your termination of employment with RAIT.

Please sign below and return an original executed copy of this letter to me indicating your agreement to the terms set forth herein relating to your termination of employment with RAIT.

Sincerely,

/s/ Raphael Licht
Raphael Licht

I herby acknowledge and agree that this letter fully and accurately describes my agreement with RAIT as to my termination of employment with RAIT, and agree that, except as described in this letter, I am not entitled to receive any other amounts from RAIT as a result of the termination of employment with RAIT. I also agree that following the termination of my employment with RAIT I will continue to be bound by, and comply with, the confidentiality covenants set forth in Section 6 of the Employment Agreement.

/s/ Daniel G. Cohen	February 22, 2009

Daniel G. Cohen	Date